FastCash Dominica -- Roseau, 25 King George V Street Anse de Mai, Dominica
Tel: (767)448-3278, Fax: (767) 448-5778, Email dominica@fastcash.com

Promissary Note

TO FastCash Dominica Ltd.

FROM

For value received the undersigned jointly and severally (if more than one), promise to pay FastCash Dominica Ltd. at the above address, the sum of $____________ dollars, together with interest calculated on at ______(%) per month, payable by installments as follows:

Installment Amount	Date	Installment Amount	Date

     I hereby agree to make all payments in full as set in the above schedule until the principal, application fee and all interest accrued thereon is paid in full.

     In the event that a payment is overdue by 10 days, a late fee of $25.00 will be assessed and added to my outstanding balance. In the event that a payment is not received on or before the due date, the principal then outstanding, including application fee and interest accrued thereon shall become immediately payable.

     In the event of my failure to pay as scheduled, I agree to pay any costs incurred in the collection of my debt, including but not limited to reasonable legal fees, bailiff fees and other collection expenses. In addition, in the event of such failure, I agree to have my name and information published in the media, including but not limited to, newspaper, radio and TV.

I have read and understood and agree to abide by the terms and conditions of this agreement.

Borrower	Date